Exhibit 23.1

The Board of Directors
Silver Diner, Inc.

We consent to incorporation by reference in the registration statements Nos. 33-9668449 and 33-97535703 on Form S-8 and No. 333-09735 on Form S-3 of Silver
Diner, Inc. and Subsidiaries of our report dated April 2, 1996, relating to the consolidated balance sheet of Silver Diner, Inc. and Subsidiaries (formerly Silver Diner Development, Inc., Silver Diner Limited Partnership and Silver Diner Potomac Mills, Inc.) as of December 31, 1995, and the related consolidated satements of operations, stockholders' equity and partners' deficit and cash flows for the two-year period ended December 31, 1995, which report appears in the December 29, 1996 annual report on Form 10-K of Silver Diner, Inc. and Subsidiaries.


/s/ REZNICK FEDDER & SILVERMAN
_________________________________
Bethesda, Maryland
March 31, 1997